Exhibit 10.31

COMVERGE, INC. NON-EMPLOYEE DIRECTOR COMPENSATION

Effective January 1, 2007, each non-employee director of Comverge, Inc. (the “Company”) shall receive:

•	an annual cash retainer of $20,000 paid in quarterly installments;

•	an additional cash retainer of $10,000, paid in quarterly installments, for each non-employee director who serves as the chairman of a standing committee of the Company’s board of directors;

•	a cash fee of $1,500 per committee meeting for each non-employee director who serves as a member of a standing committee of the Company’s board of directors;

•	an annual equity grant with an aggregate value of $60,000, where 50% of such value is in the form of restricted common stock and 50% in options to purchase common stock. The equity grants will be awarded on the date of the Company’s annual stockholders’ meeting, except for a director whose term is expiring and is not standing for re-election. The restricted common stock will be valued at, and the option exercise price will be, the closing market price of the Company’s common stock as reported on the Nasdaq Global Market on that date. The number of shares of restricted common stock to be granted will be determined by dividing $30,000 by the closing market price, and the number of options to purchase common stock will be determined by dividing $30,000 by 50% of the closing market price. For example, if the closing market price is $10 per share on the date of grant, then the director would receive 3,000 shares of restricted common stock ($30,000 divided by $10) and stock options to acquire 6,000 shares ($30,000 divided by $5, which represents 50% of the $10 per share restricted stock value) at a $10 exercise price. Both the restricted common stock and the stock options will vest one-fourth each quarter over one year; and

•	a one-time equity grant of restricted common stock and options to purchase the Company’s common stock with an estimated aggregate value of $80,000 for each new non-employee director elected or appointed the Company’s board of directors, with the number of shares determined on the same basis as the annual equity grant. This one-time equity grant will be made on the date of the new non-employee director’s election or appointment to the Company’s board of directors. The restricted common stock will be valued at, and the option exercise price will be, the closing market price of the Company’s common stock as quoted on the Nasdaq Global Market on that date. Both the restricted common stock and the stock options will vest one-sixteenth each quarter over a period of four years.